UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is being filed with respect to the Form 8-K filed by PHH Corporation (“PHH”, the “Company”, “we” or “us”) on November 8, 2016 (the “Form 8-K”) for the purpose of restating Item 2.05 in order to update the statements regarding the estimated amount or range of amounts to be incurred for future cash expenditures associated with the exit from the Private Label Solutions (“PLS”) business.  Except for the changes to the information in Item 2.05, no other changes have been made to the Form 8-K.

Item 2.05.                                        Costs Associated with Exit or Disposal Activities.

On November 8, 2016, our Board of Directors approved a plan to exit from the PLS business, which provides end to end origination services for financial institution clients, and represented 78% of our total loan closings (based on dollars) for the nine months ended September 30, 2016.  Our decision to exit the PLS business resulted from our ongoing strategic review, which was previously announced in March 2016.  Our plan to exit the PLS business is based on our assessment of the business challenges faced in this channel, including escalating costs associated with regulatory oversight and compliance, costs required to customize our programs for each client, as well as our expectations for the mortgage outsourcing business environment.

We intend to be substantially complete with the exit by the first quarter of 2018, subject to certain transition support requirements, and we expect to incur pre-tax charges of $75 to $105 million, in addition to the operating losses expected to be generated for the same time period.  Our estimated range of exit costs include amounts for severance and retention between $40 million to $45 million, facility exit costs between $15 million and $25 million, and contractual arrangement and other associated costs between $20 million and $35 million.  The Company expects that substantially all of the exit costs will be cash expenditures.

The Company’s analysis reflect its preliminary estimates and therefore is subject to change.  The Company plans to announce further details as the initiatives are finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: November 9, 2016